                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 8)

                    Under the Securities Exchange Act of 1934



                                  PhyCor, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    71940F10
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                             Scott A. Arenare, Esq.
                      Managing Director and General Counsel
                               Warburg Pincus LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                             Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                January 31, 2002
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following: [ ]

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 2 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Equity Partners, L.P.               I.D. #13-3986317
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                22,248,463
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                22,248,463
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 3 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus & Co.                               I.D. #13-6358475
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                23,543,347
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                23,543,347
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 4 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg Pincus LLC                                  I.D. #13-3536050
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            N/A
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                23,543,347
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                23,543,347
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 5 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners I, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            The Netherlands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                706,300
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                706,300
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 6 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners II, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            The Netherlands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                470,867
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                470,867
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   71940F10                                          Page 7 of 11 Pages
---------------------                                         ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners III, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            The Netherlands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                117,717
NUMBER OF             --------- ------------------------------------------------
SHARES                   8      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        0
EACH                  --------- ------------------------------------------------
REPORTING                9      SOLE DISPOSITIVE POWER
PERSON WITH
                                117,717
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            23,543,347
----------- --------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES* [ ]

----------- --------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            26.5%
----------- --------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 8 amends the Schedule 13D filed on December 28, 1998 (the "Initial Filing"), as amended by Amendment No. 1 to the Schedule 13D filed on January 4, 1999, Amendment No. 2 to the Schedule 13D filed on January 13, 1999, Amendment No. 3 to the Schedule 13D filed on March 8, 1999, Amendment No. 4 to the Schedule 13D filed on June 17, 1999, Amendment No. 5 to the Schedule 13D filed on August 27, 1999, Amendment No. 6 to the Schedule 13D filed on September 10, 1999 and Amendment No. 7 to the Schedule 13D filed on June 22, 2000 (collectively with the Initial Filing, the "Schedule 13D"), on behalf of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), Warburg, Pincus & Co., a New York general partnership ("WP"), and Warburg Pincus LLC, a New York limited liability company ("WP LLC"). In addition, Warburg, Pincus Netherlands Equity Partners I, C.V. ("WPNEPI"), Warburg, Pincus Netherlands Equity Partners II, C.V. ("WPNEPII") and Warburg, Pincus Netherlands Equity Partners III, C.V. ("WPNEPIII" and, together with WPNEPI, WPNEPII and WPEP, the "Warburg Entities") are included as Reporting Entities in this Amendment No. 8.

     Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 2
------

     The list of general partners of WP and the members of WP LLC (f/k/a EMW
LLC) referred to in paragraph (a) of Item 2 of the Schedule 13D is hereby amended and restated and attached hereto as Schedule I.


Item 4
------

     Item 4 is hereby amended by adding the following:

     On January 31, 2002, the Company filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan (the "Plan") under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the "Court"). Pursuant to the Plan, all of the Series A Zero Coupon Convertible Subordinated Notes held by the Warburg Entities will be converted into new common stock of

                                 8 of 11 Pages
the Company. The Plan, which is supported by the Warburg Entities, is subject to the approval of certain of the Company's creditors and the Court. The Plan is more fully described in the Company's Current Report filed on Form 8-K as filed February 1, 2002.

                                 9 of 11 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2002                WARBURG, PINCUS EQUITY
                                        PARTNERS, L.P.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Partner


Dated:  February 7, 2002                WARBURG, PINCUS & CO.

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Partner


Dated:  February 7, 2002                WARBURG PINCUS LLC

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Managing Director and Member


Dated:  February 7, 2002                WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS I, C.V.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Partner

Dated:  February 7, 2002                WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS II, C.V.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Partner


Dated:  February 7, 2002                WARBURG, PINCUS NETHERLANDS
                                        EQUITY PARTNERS III, C.V.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Scott A. Arenare
                                             Partner

                                                                      SCHEDULE I
                                                                      ----------

     Set forth below is the name, position and present principal occupation of each of the general partners of Warburg, Pincus & Co. ("WP") and members of Warburg Pincus LLC ("WP LLC"). The sole general partner of each of Warburg, Pincus Equity Partners, L.P. ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V. ("WPNEPI"), Warburg, Pincus Netherlands Equity Partners II, C.V. ("WPNEPII"), and Warburg, Pincus Netherlands Equity Partners III, C.V. ("WPNEPIII" and, together with WPNEPI and WPNEPII, the "Warburg Funds") is WP. The Warburg Funds, WP, and WP LLC are hereinafter collectively referred to as the "Reporting Entities". Except as otherwise indicated, the business address of each of such persons is 466 Lexington Avenue, New York, New York 10017, and each of such persons is a citizen of the United States.

                             GENERAL PARTNERS OF WP
                             ----------------------

-------------------------- -----------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION
                                    TO POSITION WITH WP, AND POSITIONS
           NAME                        WITH THE REPORTING ENTITIES
-------------------------- -----------------------------------------------------
Joel Ackerman              Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Scott A. Arenare           Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Gregory Back               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
David Barr                 Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Larry Bettino              Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Harold Brown               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Sean D. Carney             Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Samantha C. Chen           Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Mark Colodny               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Timothy J. Curt            Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
W. Bowman Cutter           Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Cary J. Davis              Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Stephen Distler            Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Stewart K. P. Gross        Partner of WP; Member and Senior Managing Director of
                           WP LLC
-------------------------- -----------------------------------------------------
Patrick T. Hackett         Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Jeffrey A. Harris          Partner of WP; Member and Senior Managing Director of
                           WP LLC
-------------------------- -----------------------------------------------------
William H. Janeway         Partner of WP; Member and Vice Chairman of WP LLC
-------------------------- -----------------------------------------------------
Peter R. Kagan             Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Charles R. Kaye            Partner of WP; Member and Executive Managing Director
                           of WP LLC
-------------------------- -----------------------------------------------------
Henry Kressel              Partner of WP; Member and Senior Managing Director of
                           WP LLC
-------------------------- -----------------------------------------------------
Joseph P. Landy            Partner of WP; Member and Executive Managing Director
                           of WP LLC
-------------------------- -----------------------------------------------------
Sidney Lapidus             Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Kewsong Lee                Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Jonathan S. Leff           Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Reuben S. Leibowitz        Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
David E. Libowitz          Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Nancy Martin               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Edward J. McKinley         Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Rodman W. Moorhead III     Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
James Neary                Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Howard H. Newman           Partner of WP; Member and Vice Chairman of WP LLC
-------------------------- -----------------------------------------------------
Gary D. Nusbaum            Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Dalip Pathak               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Lionel I. Pincus           Managing Partner of WP; Managing Member, Chairman and
                           Chief Executive Officer of WP LLC
-------------------------- -----------------------------------------------------
Stan Raatz                 Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
John D. Santoleri          Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Steven G. Schneider        Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------

-------------------------- -----------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION
                                    TO POSITION WITH WP, AND POSITIONS
           NAME                        WITH THE REPORTING ENTITIES
-------------------------- -----------------------------------------------------
Barry Taylor               Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Wayne W. Tsou              Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
John L. Vogelstein         Partner of WP; Member and President of WP LLC
-------------------------- -----------------------------------------------------
Elizabeth H. Weatherman    Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
David Wenstrup             Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Rosanne Zimmerman          Partner of WP; Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Pincus & Co.*
-------------------------- -----------------------------------------------------
NL & Co.**
-------------------------- -----------------------------------------------------

---------------------

* New York limited partnership; primary activity is ownership interest in WP and WP LLC

**   New York limited partnership; primary activity is ownership interest in WP.

                                MEMBERS OF WP LLC
                                -----------------

-------------------------- -----------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION
                                  TO POSITION WITH WP LLC, AND POSITIONS
            NAME                       WITH THE REPORTING ENTITIES
-------------------------- -----------------------------------------------------
Joel Ackerman              Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Scott A. Arenare           Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Gregory Back               Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
David Barr                 Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Larry Bettino              Member and Managing Director of WP LLC, Partner of WP
-------------------------- -----------------------------------------------------
Frank M. Brochin (1)       Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Harold Brown               Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Sean D. Carney             Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Samantha C. Chen           Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Mark Colodny               Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Timothy J. Curt            Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
W. Bowman Cutter           Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Cary J. Davis              Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Stephen Distler            Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Tetsuya Fukagawa (2)       Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Makoto Fukuhara (2)        Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Stewart K. P. Gross        Member and Senior Managing Director of WP LLC;
                           Partner of WP
-------------------------- -----------------------------------------------------
Alf Grunwald (3)           Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Patrick T. Hackett         Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Jeffrey A. Harris          Member and Senior Managing Director of WP LLC;
                           Partner of WP
-------------------------- -----------------------------------------------------
Sung-Jin Hwang (4)         Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Roberto Italia (5)         Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
William H. Janeway         Member and Vice Chairman of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Peter R. Kagan             Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Charles R. Kaye            Member and Executive Managing Director of WP LLC;
                           Partner of WP
-------------------------- -----------------------------------------------------
Rajesh Khanna (6)          Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Henry Kressel              Member and Senior Managing Director of WP LLC;
                           Partner of WP
-------------------------- -----------------------------------------------------
Rajiv B. Lall (6)          Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Joseph P. Landy            Member and Executive Managing Director of WP LLC;
                           Partner of WP
-------------------------- -----------------------------------------------------
Sidney Lapidus             Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Kewsong Lee                Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Jonathan S. Leff           Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Reuben S. Leibowitz        Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
David E. Libowitz          Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Nicholas J. Lowcock (7)    Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
John W. MacIntosh (8)      Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Nancy Martin               Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Edward J. McKinley         Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Rodman W. Moorhead III     Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
James Neary                Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Howard H. Newman           Member and Vice Chairman of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Gary D. Nusbaum            Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Dalip Pathak               Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Lionel I. Pincus           Managing Member, Chairman and Chief Executive Officer
                           of WP LLC; Managing Partner of WP
-------------------------- -----------------------------------------------------
Pulak Chandan Prasad (6)   Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Stan Raatz                 Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
John D. Santoleri          Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------

-------------------------- -----------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION
                                  TO POSITION WITH WP LLC, AND POSITIONS
           NAME                        WITH THE REPORTING ENTITIES
-------------------------- -----------------------------------------------------
Steven G. Schneider        Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
Joseph C. Schull (8)       Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Melchior Stahl (3)         Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Chang Q. Sun (9)           Member and Managing Director of WP LLC
-------------------------- -----------------------------------------------------
Barry Taylor               Member and Managing Director of WP LLC, Partner of WP
-------------------------- -----------------------------------------------------
Wayne W. Tsou              Member and Managing Director of WP LLC, Partner of WP
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John L. Vogelstein         Member and President of WP LLC; Partner of WP
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Elizabeth H. Weatherman    Member and Managing Director of WP LLC; Partner of WP
-------------------------- -----------------------------------------------------
David Wenstrup             Member and Managing Director of WP LLC; Partner of WP
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Jeremy S. Young (7)        Member and Managing Director of WP LLC
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Rosanne Zimmerman          Member and Managing Director of WP LLC; Partner of WP
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Pincus & Co.*
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(1)  Citizen of France
(2)  Citizen of Japan
(3)  Citizen of Germany
(4)  Citizen of Korea
(5)  Citizen of Italy
(6)  Citizen of India
(7)  Citizen of United Kingdom
(8)  Citizen of Canada
(9)  Citizen of China

* New York limited partnership; primary activity is ownership interest in WP and WP LLC